EXHIBIT 99.1

PIONEER NATURAL RESOURCES COMPANY

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	June 30, 2012	December 31, 2011
ASSETS
Current assets:
Cash and cash equivalents	$317,769	$537,484
Accounts receivable, net	252,493	283,813
Income taxes receivable	2,417	3
Inventories	277,539	241,609
Prepaid expenses	28,213	14,263
Discontinued operations held for sale	70,177	73,349
Derivatives	308,762	238,835
Other current assets, net	26,663	12,936
Total current assets	1,284,033	1,402,292

Property, plant and equipment, at cost:
Oil and gas properties, using the successful efforts method of accounting	13,261,118	12,249,332
Accumulated depletion, depreciation and amortization	(4,013,770)	(3,648,465)
Total property, plant and equipment	9,247,348	8,600,867

Goodwill	298,142	298,142
Other property and equipment, net	1,134,532	573,075
Investment in unconsolidated affiliate	184,374	169,532
Derivatives	260,929	243,240
Other assets, net	160,376	160,008

	$12,569,734	$11,447,156

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$809,158	$716,211
Interest payable	57,329	57,240
Income taxes payable	1,881	9,788
Current deferred income taxes	89,656	57,713
Discontinued operations held for sale	77,310	75,901
Deferred revenue	21,150	42,069
Derivatives	30,650	74,415
Other current liabilities	41,857	36,174
Total current liabilities	1,128,991	1,069,511

Long-term debt	3,285,497	2,528,905
Deferred income taxes	2,154,301	1,942,446
Derivatives	17,785	33,561
Other liabilities	226,184	221,595
Equity	5,756,976	5,651,138

	$12,569,734	$11,447,156